Exhibit 99.1

(1)

Issuer of $990 million aggregate principal amount of notes offered hereby. Borrower of $1,042 million under the Existing II-VI Credit Agreement, as of September 30, 2021. Borrower under the New Credit Agreement. Issuer of the Existing II-VI Convertible Notes.

(2)

All material wholly owned domestic subsidiaries to be guarantors of the notes offered hereby and the New Credit Agreement, subject to customary exceptions. Certain immaterial subsidiaries of II-VI that will guarantee the notes at issuance, which guarantee the obligations under the Existing II-VI Credit Agreement, are not expected to guarantee the notes as of the closing of the Coherent Acquisition and are not expected to guarantee the obligations under the New Credit Agreement. Finisar is the issuer of the Existing Finisar Convertible Notes.

(3)

As of September 30, 2021, on a pro forma basis as adjusted to give effect to the Transactions, the non-guarantor subsidiaries held approximately $3,625.5 million, or 26%, of our total assets, approximately $1,327.0 million, or 19%, of our total liabilities (all amounts presented exclude intercompany balances) and $444.2 million, or 9.0%, of our total indebtedness, and such subsidiaries represented $2,028.7 million, or 43.5%, and $90.4 million, or 13.8%, of the combined company’s total revenues and EBITDA, respectively, for the twelve months ended September 30, 2021.

(4)	At the closing of the Coherent Acquisition, the notes are expected to also be guaranteed by Coherent, Inc. and Coherent Asia, Inc.

Company Information

We were incorporated in the Commonwealth of Pennsylvania on June 22, 1971. Our corporate headquarters are located at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056. Our telephone number is (724) 352-4455. Our Internet website address is www.ii-vi.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this offering memorandum or to be part of this offering memorandum. Our name is pronounced “Two Six Incorporated,” which refers to Groups II and VI on the periodic table of elements from which we originally designed and produced infrared optics for high-power carbon dioxide lasers used in materials processing.

Coherent was originally incorporated in California on May 26, 1966 and reincorporated in Delaware on October 1, 1990. Additional information about Coherent is available on Coherent’s website at www.coherent.com. The information contained on, or that can be accessed through, Coherent’s website is deemed not to be incorporated in this offering memorandum or to be part of this offering memorandum.

Summary historical financial data of II-VI

The following table sets forth our summary historical financial data for each of fiscal 2021, fiscal 2020 and fiscal 2019 and as of June 30, 2021, 2020 and 2019, which have been derived from our audited consolidated financial statements. The data as of, and for the three months ended, September 30, 2021 and 2020 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial data, in the opinion of management, reflect all adjustments, including normal recurring items, that are necessary to present fairly the results for the interim periods. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the entire year or for any future periods.

The summary historical financial data is not necessarily indicative of the performance of our business following the consummation of the Coherent Acquisition, and should be read in conjunction with the sections titled “Management’s discussion and analysis of financial condition and results of operations,” “Business” and our historical audited consolidated financial statements contained in our Annual Report on Form 10-K for fiscal 2021 (“II-VI’s 2021 Annual Report”) and incorporated by reference herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021 and incorporated by reference herein.

	Twelve months ended September 30,	Three months ended September 30,		Fiscal year ended
(in thousands)	2021	2021	2020	2021	2020	2019
Statements of Earnings (Loss):
Revenues	$3,172,918	$795,111	$728,084	$3,105,891	$2,380,071	$1,362,496
Costs, expenses and other expense (income):
Cost of goods sold	1,927,079	478,921	441,520	1,889,678	1,560,521	841,147
Internal research and development	340,823	88,966	78,248	330,105	339,073	139,163
Selling, general and administrative	508,977	132,174	107,186	483,989	440,998	233,518
Interest expense	54,876	12,191	17,214	59,899	89,409	22,417
Other expense (income), net	(42,291)	(7,582)	24,339	(10,370)	13,998	(2,562)

Total costs, expenses and other expense (income)	2,789,464	704,670	668,507	2,753,301	2,443,999	1,233,683

Earnings (loss) before income taxes	383,454	90,441	59,577	352,590	(63,928)	128,813
Income tax expense	57,704	15,977	13,311	55,038	3,101	21,296

Net earnings (loss)	325,750	74,464	46,266	297,552	(67,029)	107,517

Gross profit	1,245,839	316,190	286,564	1,216,213	819,550	521,349
Gross margin	39.3%	39.8%	39.4%	39.2%	34.4%	38.3%

	Three months ended September 30,		Fiscal year ended
(in thousands)	2021	2020	2021	2020	2019
Statements of Cash Flows:
Net cash provided by operating activities	$52,336	$134,327	$574,353	$297,292	$178,475
Net cash used in investing activities	(47,565)	(69,856)	(172,957)	(1,179,290)	(223,976)
Net cash provided by (used in) financing activities	(35,966)	122,975	675,727	1,173,625	4,877

	September 30,		June 30,
(in thousands)	2021	2020	2021	2020	2019
Balance Sheet:
Cash and cash equivalents	$1,560,175	$683,985	$1,591,892	$493,046	$204,872
Total current assets	3,050,951	1,991,742	3,027,394	1,788,969	812,911
Total assets	6,515,862	5,470,619	6,512,650	5,234,714	1,953,773
Long-term debt	956,377	1,468,096	1,313,091	2,186,092	443,163
Total debt	1,376,406	1,530,146	1,375,141	2,255,342	466,997
Total liabilities	2,321,490	2,423,942	2,380,302	3,157,911	820,564
Total mezzanine equity(1)	736,360	-	726,178	-	-
Total shareholders’ equity	3,458,012	3,046,677	3,406,170	2,076,803	1,133,209

	Twelve months ended September 30,	Three months ended September 30,		Fiscal year ended
(in thousands, except percentages)	2021	2021	2020	2021	2020	2019
Non-GAAP and Other Data(2):
Adjusted EBITDA(3)	$814,525	$202,253	$188,547	$800,819	$493,050	$291,113
Adjusted EBITDA margin(4)	25.7%	25.4%	25.9%	25.8%	20.7%	21.4%
Free cash flow(5)	654,415	154,688	154,755	654,482	356,173	153,991

Other Financial Data:	As of and for the twelve months ended September 30, 2021
(in thousands, except ratios)
Total debt(6)	$1,401,755
Net debt(7)	$(158,420)
Net secured debt(8)	$(518,275)
Consolidated Total Net Leverage Ratio(9)	-0.2x
Consolidated Senior Secured Net Leverage Ratio(10)	-0.6x
Fixed Charge Coverage Ratio(11)	14.8x

(1)	“Total mezzanine equity” means II-VI Series B-1 Convertible Preferred Stock.

(2)	See “Non-GAAP financial measures” for more important information.

(3)

“Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, adjusted to exclude, as applicable, the impact of share-based compensation, foreign currency exchange gains and losses, debt extinguishment expenses, the impact of restructuring and related items, and certain one-time charges.

(4)	“Adjusted EBITDA margin” means adjusted EBITDA as a percentage of revenue.

(5)	“Free cash flow” means adjusted EBITDA less capital expenditures.

(6)	“Total debt” means the principal amount of outstanding indebtedness.

(7)	“Net debt” means the principal amount of outstanding indebtedness less cash and cash equivalents.

(8)	“Net secured debt” means the principal amount of outstanding secured indebtedness less cash and cash equivalents.

(9)	“Consolidated Total Net Leverage Ratio” means the principal amount of outstanding indebtedness less cash and cash equivalents divided by adjusted EBITDA.

(10)	“Consolidated Senior Secured Net Leverage Ratio” means the principal amount of outstanding secured indebtedness less cash and cash equivalents divided by adjusted EBITDA.

(11)	“Fixed Charge Coverage Ratio” means adjusted EBITDA divided by interest expense.

Adjusted EBITDA

The following table provides a reconciliation of net earnings (loss) to adjusted EBITDA.

	Twelve months ended September 30,	Three months ended September 30,		Fiscal year ended
(in thousands, except percentages)	2021	2021	2020	2021	2020	2019
Net earnings (loss)	$325,750	$74,464	$46,266	$297,552	$(67,029)	$107,517
Income taxes	57,704	15,977	13,311	55,038	3,101	21,296
Depreciation and amortization	275,076	69,692	64,685	270,069	220,882	92,365
Interest expense	54,876	12,191	17,214	59,899	89,409	22,417
Fair value adjustment on acquired inventory	-	-	-	-	87,700	-
Share-based compensation(1)	86,290	22,795	15,502	78,997	63,116	24,963
Foreign currency exchange losses (gains), net	(4,040)	(4,882)	4,703	5,545	14,391	3,155
Debt extinguishment expense	-	-	24,747	24,747	3,960	-
Restructuring, transaction expenses, and other	18,869	12,016	2,119	8,972	77,520	19,400
Adjusted EBITDA	814,525	202,253	188,547	800,819	493,050	291,113

Adjusted EBITDA margin	25.7%	25.4%	25.9%	25.8%	20.7%	21.4%

(1)

Total share-based compensation expense for the fiscal year ended June 30, 2020 excludes $10.7 million incurred in relation to severance-related expenses, which is included with “Restructuring, transaction expenses, and other.”

Free cash flow

The following table provides a reconciliation of adjusted EBITDA to free cash flow.

	Twelve months ended September 30,	Three months ended September 30,		Fiscal year ended
(in thousands)	2021	2021	2020	2021	2020	2019
Adjusted EBITDA	$814,525	$202,253	$188,547	$800,819	$493,050	$291,113
Capital expenditures	160,110	47,565	33,792	146,337	136,877	137,122

Free cash flow	654,415	154,688	154,755	654,482	356,173	153,991

Summary unaudited pro forma condensed

combined financial information

The summary unaudited pro forma balance sheet information as of September 30, 2021 gives effect to the Coherent Acquisition, the Equity Financing, and the Debt Financing as if those transactions had been completed on September 30, 2021 and combines the unaudited consolidated balance sheet of II-VI as of September 30, 2021 with Coherent’s audited consolidated balance sheet as of October 2, 2021. The summary unaudited pro forma statement of earnings (loss) information for fiscal 2021 and the three months ended September 30, 2021 give effect to the Coherent Acquisition, the Equity Financing, and the Debt Financing, along with other transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” as if they had occurred on July 1, 2020, the first day of II-VI’s fiscal 2021, and combines the historical results of II-VI and Coherent. The unaudited pro forma condensed combined statement of earnings (loss) for fiscal 2021 combines the audited consolidated statement of earnings of II-VI for fiscal 2021 and the Coherent unaudited condensed consolidated statement of operations for the twelve-month period ended July 3, 2021. Coherent’s unaudited condensed consolidated statement of operations for the twelve-month period ended July 3, 2021 was prepared by taking the unaudited condensed consolidated statement of operations for the nine months ended July 3, 2021, adding the audited consolidated statement of operations for the fiscal year ended October 3, 2020, and subtracting the unaudited condensed consolidated statement of operations for the nine months ended July 4, 2020. The unaudited pro forma condensed combined statement of earnings (loss) for the three months ended September 30, 2021 combines the unaudited condensed statement of earnings of II-VI for the three months ended September 30, 2021 with Coherent’s unaudited condensed consolidated statement of operations for the three months ended October 2, 2021. Coherent’s unaudited condensed consolidated statement of operations for the three months ended October 2, 2021 was prepared by taking the audited consolidated statement of operations for the fiscal year ended October 2, 2021 and subtracting the unaudited condensed consolidated statement of operations for the nine months ended July 3, 2021. The summary unaudited pro forma condensed combined financial information shown below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this offering memorandum and (2) the historical consolidated financial statements and related notes of both II-VI and Coherent, incorporated herein by reference. See “Unaudited pro forma condensed combined financial information” beginning on page 40, “Where you can find more information” on page x and “Incorporation of certain documents by reference” beginning on page xi.

	Pro Forma	Pro Forma	Pro Forma
	Twelve months ended	Three months ended	Fiscal year ended

	September 30, 2021	September 30, 2021	June 30, 2021
(in thousands, except percentages)
Pro Forma Statement of Earnings (Loss) Information:
Revenues	$4,660,386	$1,186,785	$4,518,436
Costs, Expenses, and Other Expense:
Cost of goods sold	2,845,106	717,169	2,863,291
Internal research and development	466,786	120,768	453,513
Selling, general and administrative	1,335,872	280,626	1,418,249
Interest expense	210,451	51,841	264,801
Other (income), net	(43,025)	(2,867)	(20,729)

Total Costs, Expense, & Other Expense	4,815,190	1,167,537	4,979,125

Earnings (Loss) Before Income Taxes	(154,804)	19,248	(460,689)
Income tax expense (benefit)	(44,081)	2,450	(109,159)

Net Earnings (Loss)	(110,723)	16,798	(351,530)

Gross profit	1,815,280	469,616	1,655,145
Gross margin	39.0%	39.6%	36.6%

Pro Forma
September 30, 2021
(in thousands)
Pro Forma Balance Sheet Information:
Cash and cash equivalents	$912,682
Total assets	13,965,509
Long-term debt	4,518,261
Long-term debt including the current portion	4,939,915

Pro Forma
September 30, 2021
Total liabilities	7,028,592
Total mezzanine equity(1)	2,094,360
Total shareholders’ equity	4,842,557

	Pro Forma	Pro Forma	Pro Forma
	Twelve months ended	Three months ended	Fiscal year ended
	September 30, 2021	September 30, 2021	June 30, 2021
(in thousands, except percentages)
Non-GAAP and Other Data(2):
Adjusted EBITDA (including cost synergies)(3)	$1,318,174	$267,628	$938,836
Adjusted EBITDA margin (including cost synergies)(4)	28.3%	22.6%	20.8%
Free Cash Flow(5)	1,022,545	159,596	683,492

Last twelve months ended
Other Financial Data:	September 30, 2021
(in thousands, except ratios)
Total debt(6)	$5,032,649
Net debt(7)	$4,119,967
Net secured debt(8)	$2,770,112
Consolidated Total Net Leverage Ratio(9)	3.1x
Consolidated Senior Secured Net Leverage Ratio(10)	2.1x
Fixed Charge Coverage Ratio(11)	6.3x

(1)	“Total mezzanine equity” means II-VI Series B-1 Convertible Preferred Stock and II-VI Series B-2 Convertible Preferred Stock.

(2)	See “Non-GAAP financial measures” for more important information.

(3)

“Adjusted EBITDA (including cost synergies)” means earnings before interest, taxes, depreciation and amortization, adjusted to include cost synergies and to exclude, as applicable, the impact of share-based compensation, foreign currency exchange gains and losses, debt extinguishment expenses, the impact of restructuring and related items, and certain one-time charges.

(4)	“Adjusted EBITDA margin (including cost synergies)” means adjusted EBITDA (including cost synergies) as a percentage of revenue.

(5)	“Free cash flow” means adjusted EBITDA (including cost synergies) less capital expenditures.

(6)	“Total debt” means the principal amount of outstanding indebtedness.

(7)	“Net debt” means the principal amount of outstanding indebtedness less the amount of cash and cash equivalents.

(8)	“Net secured debt” means the principal amount of outstanding secured indebtedness less the amount of cash and cash equivalents.

(9)	“Consolidated Total Net Leverage Ratio” means the principal amount of outstanding indebtedness less the amount of cash and cash equivalents divided by adjusted EBITDA (including cost synergies).

(10)

“Consolidated Senior Secured Net Leverage Ratio” means the principal amount of outstanding secured indebtedness less the amount of cash and cash equivalents divided by adjusted EBITDA (including cost synergies).

(11)	“Fixed Charge Coverage Ratio” means adjusted EBITDA (including cost synergies) divided by interest expense.

Adjusted EBITDA

The following table provides a reconciliation of net earnings (loss) on a pro forma GAAP basis to adjusted EBITDA.

	Pro Forma Twelve months ended	Pro Forma Three months ended	Pro Forma Fiscal year ended

	September 30, 2021	September 30, 2021	June 30, 2021
(in thousands, except percentages)
Net earnings (loss) on pro forma GAAP basis	$(110,723)	$16,798	$(351,530)
Income taxes (benefit)	(44,081)	2,450	(109,159)
Depreciation and amortization	600,656	151,452	594,673
Interest expense	210,451	51,841	264,801
Share-based compensation(1)	142,290	30,795	144,997
Foreign currency exchange (gains) losses	932	(2,865)	8,670
Debt extinguishment expense(2)	-	-	24,747
Restructuring expenses, transaction expenses, and other(3)	268,649	17,157	361,637

Adjusted EBITDA (excluding cost synergies)	1,068,174	267,628	938,836

Expected cost synergies(4)	250,000	-	-

Adjusted EBITDA (including cost synergies)	1,318,174	267,628	938,836

Adjusted EBITDA margin (including cost synergies)	28.3%	22.6%	20.8%

(1)	Excludes share-based compensation expense pertaining to the Finisar acquisition and included in “Restructuring expenses, transaction expenses, and other.”

(2)	Debt extinguishment expense for II-VI’s fiscal 2021 and fiscal 2020, related to the payment in full of the Term Loan B and refinancing of debt in relation to the Finisar acquisition, respectively.

(3)	Represents transaction, integration, severance and restructuring costs related to acquisitions, gain or impairment of investments, and various other one-time, nonrecurring charges.

(4)

We anticipate approximately $150 million of cost synergies to be derived from cost of goods sold (procurement, internal supply of material and components and global supply chain function savings) and approximately $100 million of cost synergies to be derived from operating expenses, including R&D, consolidation of corporate costs and global functional operating expense savings.

Free cash flow

The following table provides a reconciliation of adjusted EBITDA (including cost synergies) to free cash flow.

	Pro Forma Twelve months ended	Pro Forma Three months ended	Pro Forma Fiscal year ended

	September 30, 2021	September 30, 2021	June 30, 2021
(in thousands)
Adjusted EBITDA (including cost synergies)	$1,318,174	$267,628	$938,836
Capital expenditures	(295,629)	(108,032)	(255,344)

Free cash flow	1,022,545	159,596	683,492

Use of proceeds

We expect to receive net proceeds from this offering of approximately $                 , after deducting the initial purchasers’ discount but before deducting estimated offering expenses payable by us. We intend to use the proceeds from the sale of the notes, together with borrowings under the New Credit Agreement and the Bridge Loan Facility, if applicable, proceeds from the Equity Financing and cash from the combined company balance sheets to fund the Cash Consideration, refinance the Existing II-VI Credit Agreement and the Existing Coherent Credit Agreement and certain other existing indebtedness, if any, and pay fees and expenses in connection therewith.

Prior to the earlier of (a) the date of the consummation of the Coherent Acquisition and (b) the Special Mandatory Redemption Date, the gross proceeds of the notes shall not be used for any purpose and shall remain in a bank account reasonably acceptable to the initial purchasers, subject to certain exceptions. See “Description of notes— Activities limiting use of proceeds prior to the Coherent Acquisition.”

The closing of this offering is expected to occur prior to the consummation of the Coherent Acquisition. The closing of this offering is not conditioned upon the consummation of the Coherent Acquisition. If the Coherent Acquisition has not been consummated on or prior to 11:59 pm, Eastern time, on December 15, 2022, or upon the occurrence of certain other events, then the Company will be required to redeem all outstanding notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. See “Description of notes—Special mandatory redemption.”

Affiliates of certain of the initial purchasers are lenders under the Existing II-VI Credit Agreement and the Existing Coherent Credit Agreement, each of which are expected to be repaid with proceeds of the offering of the notes and will receive a portion of the amounts repaid under each of the agreements. See “Plan of distribution.”

The following table outlines the estimated sources of funds and uses of proceeds related to the Transactions:

Sources	Amount	Uses	Amount
	(in thousands)		(in thousands)
New equity to seller	$1,536,726	Purchase price	$6,954,245
Term Loan A Facility	850,000	Existing II-VI Credit Agreement	1,041,942
Term Loan B Facility	2,800,000	Refinance Coherent debt	417,201
Notes offered hereby	990,000	Estimated fees and expenses	267,365
Bain preferred equity	2,150,000
Cash from balance sheet	354,027

Total	$8,680,753	Total	$8,680,753

Capitalization

The following table sets forth the cash position and capitalization:

●	of II-VI and its subsidiaries on an actual consolidated basis, as of September 30, 2021;

●	of Coherent and its subsidiaries on an actual consolidated basis, as of September 30, 2021; and

●	on a pro forma as adjusted basis to give effect to the Transactions, as of September 30, 2021.

This table should be read in conjunction with “The Coherent acquisition,” “Use of proceeds,” “Unaudited pro forma condensed combined financial information,” and “Description of certain other indebtedness” and our and Coherent’s financial statements and related notes incorporated by reference herein. This information is not necessarily indicative of our future capitalization.

(in millions)*	II-VI Actual	Coherent Actual	Pro Forma Adjustments	Pro Forma II-VI
Cash and cash equivalents	$1,560	$457	$(1,104)	$913

Short-term borrowings
Line of credit borrowings	—	10	(10)	—
Long-term debt(1)
Existing Coherent Credit Agreement	—	401	(401)	—
1.3% term loan due 2024(2)	—	4	—	4
1.0% State of Connecticut term loan due 2023(2)	—	1	—	1
Coherent Commerzbank Facility	—	28	—	28
Existing II-VI Credit Agreement	1,018	—	(1,018)	—
Existing Finisar Convertible Notes	15	—	—	15
Existing II-VI Convertible Notes(3)	343	—	—	343
Term Loan A Facility(4)	—	—	837	837
Term Loan B Facility(5)	—	—	2,737	2,737
Notes offered hereby(6)	—	—	975	975
Total debt	$1,376	$444	$3,119	$4,940

Total mezzanine equity(7)	$736	$—	$1,358	$2,094

Total shareholders’ equity	$3,458	$868	$516	$4,843

Total capitalization	$5,571	$1,312	$4,994	$11,877

*	Certain figures do not sum due to rounding.

(1)

As of September 30, 2021, on a pro forma basis as adjusted to give effect to the Transactions, (i) the Revolving Credit Facility would have provided for unused commitments of $350 million and (ii) we expect that the dollar basket for the incremental facility of the New Credit Agreement would have permitted an incremental facility in an amount equal to approximately $1,318 million.

(2)	Coherent’s 1.3% term loan due 2024 and 1.0% State of Connecticut term loan due 2023 may be paid off in connection with the Transactions.

(3)	Existing II-VI Convertible Notes are presented net of $1.9 million of debt issuance costs including initial purchaser discount.

(4)	Term Loan A Facility is presented net of $12.6 million of estimated debt issuance costs.

(5)	Term Loan B Facility is presented net of $63.4 million of estimated debt issuance costs.

(6)	Notes offered hereby are presented net of $14.9 million of estimated debt issuance costs.

(7)	II-VI Series B-1 Convertible Preferred Stock and II-VI Series B-2 Convertible Preferred Stock are presented net of issuance costs and are inclusive of applicable accretion and dividends.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2021

($ in 000’s)

	II-VI Historical As of September 30, 2021	Coherent Reclassed As of October 2, 2021 (Note 2)	Coherent Transaction Accounting Adjustments	(Note 4)	Transaction Accounting Adjustments – Financing	(Note 4)	Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$1,560,175	$456,534	$(5,942,617)	(a)	$4,838,590	(a)	$912,682
Restricted cash	—	1,527	—		—		1,527
Accounts receivable — less allowance for doubtful accounts	663,940	249,389	—		—		913,329
Inventories	747,413	392,241	92,302	(b)	—		1,231,956
Prepaid and refundable income taxes	14,652	34,979	—		—		49,631
Prepaid and other current assets	64,771	44,615	—		—		109,386

Total Current Assets	$3,050,951	$1,179,285	$(5,850,315)		$4,838,590		$3,218,511

Property, plant & equipment, net	1,242,093	302,613	34,347	(l)	—		1,579,053
Goodwill	1,294,748	105,261	4,058,121	(d)	—		5,458,130
Other intangible assets, net	697,209	14,740	2,451,009	(c)	—		3,162,958
Non-current restricted cash	—	4,460	—		—		4,460
Deferred income taxes	33,495	153,685	23,166	(e)	—		210,346
Other assets	197,366	128,886	—		5,799	(f)	332,051

Total Assets	$6,515,862	1,888,930	$716,328		$4,844,389		$13,965,509

Liabilities, Mezzanine Equity and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$420,029	$18,395	$(14,972)	(f)	$(1,798)	(f)	$421,654
Accounts payable	295,003	104,539	—		—		399,542
Accrued compensation and benefits	125,218	101,380	—		—		226,598
Operating lease current liabilities	27,087	15,230	—		—		42,317
Accrued income taxes payable	12,148	20,991	—		—		33,139
Other accrued liabilities	149,172	121,680	—		(42)	(f)	270,810

Total Current Liabilities	$1,028,657	$382,215	$(14,972)		$(1,840)		$1,394,060

Long-term debt	956,377	425,800	(396,429)	(f)	3,532,513	(f)	4,518,261
Deferred income taxes	81,173	19,356	567,085	(e)	—		667,614
Operating lease liabilities	125,145	65,479	—		—		190,624
Other liabilities	130,138	127,895	—		—		258,033

Total Liabilities	$2,321,490	$1,020,745	$155,684		$3,530,673		$7,028,592

Mezzanine Equity
Series B redeemable convertible preferred stock	736,360	—	—		1,358,000	(g)	2,094,360

Total Mezzanine Equity	$736,360	$—	$—		$1,358,000		$2,094,360

Shareholders’ Equity
Series A preferred stock	445,319	—	—		—		445,319
Common stock	2,002,452	244	1,536,482	(h)	—		3,539,178
Additional paid-in capital	—	123,135	(123,135)	(i)	—		—
Accumulated other comprehensive income (loss)	2,567	(20,818)	20,818	(k)	—		2,567
Retained earnings	1,239,075	765,624	(873,521)	(j)	(44,284)	(j)	1,086,894
Treasury stock, at cost	(231,401)	—	—		—		(231,401)
Total Shareholders’ Equity	$3,458,012	$868,185	$560,644		$(44,284)		$4,842,557

Total Liabilities, Mezzanine Equity and Shareholders’ Equity	$6,515,862	$1,888,930	$716,328		$4,844,389		$13,965,509

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS (LOSS)

For the Three Months Ended September 30, 2021

($ in 000’s, except per share data)

	II-VI Historical Three Months Ended September 30, 2021	Coherent Reclassed Three Months Ended October 2, 2021 (Note 2)	Coherent Transaction Accounting Adjustments	(Note 5A)	Transaction Accounting Adjustments - Financing	(Note 5A)	Pro Forma Combined	(Note 5A)
Revenues	$795,111	$391,674	$—		$—		$1,186,785
Costs, Expenses, and Other Expense (Income)
Cost of goods sold	478,921	237,863	385	(a)	—		717,169
Internal research and development	88,966	32,056	(254)	(b)	—		120,768
Selling, general and administrative	132,174	82,786	65,666	(c)	—		280,626
Interest expense	12,191	4,518	(4,340)	(d)	39,472	(d)	51,841
Other expense (income), net	(7,582)	4,715	—		—		(2,867)

Total Costs, Expenses, and Other Expense (Income)	704,670	361,938	61,457		39,472		1,167,537

Earnings (Loss) Before Income Taxes	90,441	29,736	(61,457)		(39,472)		19,248
Income tax expense (benefit)	15,977	8,678	(13,521)	(e)	(8,684)	(e)	2,450

Net Earnings (Loss)	$74,464	$21,058	$(47,936)		$(30,788)		$16,798

Less: Dividends on Preferred Stock	17,082	—	—		19,675	(f)	36,757

Net Earnings (Loss) available to the Common Shareholders	$57,382	$21,058	$(47,936)		$(50,463)		$(19,959)

Basic Earnings (Loss) Per Share	$0.54						$(0.15)	(g)

Diluted Earnings (Loss) Per Share	$0.50						$(0.15)	(g)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS (LOSS)

For the Year Ended June 30, 2021

($ in 000’s, except per share data)

	II-VI Historical Year Ended June 30, 2021	Public Offerings Transaction Accounting Adjustments	(Note 5B)	Adjusted II- VI Year Ended June 30, 2021	Coherent Reclassed Year Ended July 3, 2021 (Note 2)	Coherent Transaction Accounting Adjustments	(Note 5A)	Transaction Accounting Adjustments - Financing	(Note 5A)	Pro Forma Combined	(Note 5A)
Revenues	$3,105,891	$—		$3,105,891	$1,412,545	$—		$—		$4,518,436
Costs, Expenses, and Other Expense (Income)
Cost of goods sold	1,889,678	—		1,889,678	875,081	98,532	(a)	—		2,863,291
Internal research and development	330,105	—		330,105	121,031	2,377	(b)	—		453,513
Selling, general and administrative	483,989	—		483,989	543,900	390,360	(c)	—		1,418,249
Interest expense	59,899	(573)	(a)	59,326	18,015	(17,791)	(d)	205,251	(d)	264,801
Other (income), net	(10,370)	—		(10,370)	(10,359)	—		—		(20,729)

Total Costs, Expenses, and Other Expense (Income)	2,753,301	(573)		2,752,728	1,547,668	473,478		205,251		4,979,125

Earnings (Loss) Before Income Taxes	352,590	573		353,163	(135,123)	(473,478)		(205,251)		(460,689)
Income tax expense (benefit)	55,038	126	(b)	55,164	(15,003)	(104,165)	(e)	(45,155)	(e)	(109,159)

Net Earnings (Loss)	$297,552	$447		$297,999	$(120,120)	$(369,313)		$(160,096)		$(351,530)

Less: Dividends on Preferred Stock	37,231	460	(c)	37,691	—	—		105,891	(f)	143,582

Net Earnings (Loss) available to the Common Shareholders	$260,321	$(13)		$260,308	$(120,120)	$(369,313)		$(265,987)		$(495,112)

Basic Earnings (Loss) Per Share	$2.50									$(3.87)	(g)

Diluted Earnings (Loss) Per Share	$2.37									$(3.87)	(g)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 - Basis of Presentation

II-VI and Coherent’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 2, certain reclassifications were made to align II-VI and Coherent’s financial statement presentation. II-VI is currently in the process of evaluating Coherent’s accounting policies, which will be finalized upon completion of the Coherent Acquisition, or as more information becomes available. As a result of that review, additional differences could be identified between the accounting policies of the two companies. With the information currently available, II-VI has determined that no significant adjustments are necessary to conform Coherent’s financial statements to the accounting policies used by II-VI.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with II-VI as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of II-VI and Coherent. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of Merger Consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the aggregate Merger Consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the aggregate Merger Consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the Coherent Acquisition could differ materially from the preliminary allocation of aggregate Merger Consideration. The final valuation will be based on the actual net tangible and intangible assets of Coherent existing at the acquisition date.

The unaudited pro forma condensed combined balance sheet, as of September 30, 2021, the unaudited pro forma condensed combined statement of earnings (loss) for the year ended June 30, 2021 and the unaudited pro forma condensed combined statement of earnings (loss) for the three months ended September 30, 2021 presented herein, are based on the historical financial statements of II-VI and Coherent. As a result of II-VI having a different fiscal period-end than Coherent, the unaudited pro forma condensed combined financial information has been aligned as follows:

•

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 is presented as if II-VI’s acquisition of Coherent had occurred on September 30, 2021 and combines the historical balance sheet of II-VI as of September 30, 2021 with the historical balance sheet of Coherent as of October 2, 2021.

•

The unaudited pro forma condensed combined statement of earnings (loss) for the year ended June 30, 2021 has been prepared as if the Coherent Acquisition and the public offerings had occurred on July 1, 2020 and combines II-VI’s historical statement of earnings for the fiscal year ended June 30, 2021 with Coherent’s historical statement of operations for the twelve-month period ended July 3, 2021.

○

Coherent’s historical statement of operations for the twelve-month period ended July 3, 2021 was prepared by taking the unaudited condensed consolidated statement of operations for the nine months ended July 3, 2021, adding the audited consolidated statement of operations for the fiscal year ended October 3, 2020, and subtracting the unaudited condensed consolidated statement of operations for the nine months ended July 4, 2020.

•

The unaudited pro forma condensed combined statement of earnings (loss) for the three months ended September 30, 2021 has been prepared as if the Coherent Acquisition had occurred on July 1, 2020 and combines II-VI’s historical statement of earnings for the three months ended September 30, 2021 with Coherent’s historical statement of operations for the three months ended October 2, 2021.

○

Coherent’s historical statement of operations for the three months ended October 2, 2021 was prepared by taking the audited consolidated statement of operations for the fiscal year ended October 2, 2021 and subtracting the unaudited condensed consolidated statement of operations for the nine months ended July 3, 2021.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dissynergies, operating efficiencies or cost synergies that may result from the Coherent Acquisition or any acquisition and integration costs that may be incurred. The pro forma adjustments represent II-VI management’s best estimates and are based upon currently available information and certain assumptions that II-VI believes are reasonable under the circumstances. II-VI is not aware of any material transactions between II-VI and Coherent during the periods presented. Accordingly, adjustments to eliminate transactions between II-VI and Coherent have not been reflected in the unaudited pro forma condensed combined financial information.

Note 2 - II-VI and Coherent reclassification adjustments

During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Coherent’s financial information to identify differences in accounting policies as compared to those of II-VI and differences in financial statement presentation as compared to the presentation of II-VI. With the information currently available, II-VI has determined that no significant adjustments are necessary to conform Coherent’s financial statements to the accounting policies used by II-VI. However, certain reclassification adjustments have been made to conform Coherent’s historical financial statement presentation to II-VI’s financial statement presentation. Following the Coherent Acquisition, the combined company will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

A)	Refer to the table below for a summary of reclassification adjustments made to present Coherent’s balance sheet as of September 30, 2021 to conform with that of II-VI’s:

(in 000’s)	Coherent Historical Consolidated Balance Sheet Line Items	II-VI Historical Consolidated Balance Sheet Line Items	Coherent Historical Consolidated Balances As of October 2, 2021	Reclassification		Coherent Reclassed As of October 2, 2021

	Cash and cash equivalents	Cash and cash equivalents	$456,534	$-		$456,534
	Restricted cash		1,527	-		1,527
	Accounts receivable—net of allowances	Accounts receivable - less allowance for doubtful accounts	249,389	-		249,389
	Inventories	Inventories	392,241	-		392,241
	Prepaid expenses and other assets	Prepaid and other current assets	79,594	(34,979)	(e)	44,615
		Prepaid and refundable income taxes	-	34,979	(e)	34,979
	Property and equipment, net	Property, plant & equipment, net	302,613	-		302,613
	Goodwill	Goodwill	105,261	-		105,261
	Intangible assets, net	Other intangible assets, net	14,740	-		14,740
	Non-current restricted cash		4,460	-		4,460
		Deferred income taxes	-	153,685	(a)	153,685
	Other assets	Other assets	282,571	(153,685)	(a)	128,886
	Short-term borrowings and current-portion of long-term obligations	Current portion of long-term debt	18,395	-		18,395
	Accounts payable	Accounts payable	104,539	-		104,539
		Accrued compensation and benefits	-	101,380	(b)	101,380
		Operating lease current liabilities	-	15,230	(b)	15,230
	Income taxes payable	Accrued income taxes payable	20,991	-		20,991
	Other current liabilities	Other accrued liabilities	238,290	(116,610)	(b)	121,680
	Long-term obligations	Long-term debt	425,800	-		425,800
		Deferred income taxes	-	19,356	(c)	19,356
		Operating lease liabilities	-	65,479	(d)	65,479

(in 000’s)	Coherent Historical Consolidated Balance Sheet Line Items	II-VI Historical Consolidated Balance Sheet Line Items	Coherent Historical Consolidated Balances As of October 2, 2021	Reclassification		Coherent Reclassed As of October 2, 2021

	Other long-term liabilities	Other liabilities	212,730	(84,835)	(c)(d)	127,895
	Common stock	Common stock	244	-		244
	Additional paid-in capital		123,135	-		123,135
	Accumulated other comprehensive loss	Accumulated other comprehensive income (loss)	(20,818)	-		(20,818)
	Retained earnings	Retained earnings	765,624	-		765,624

(a)	Reclassification of $153.7 million of other assets to deferred income taxes.

(b)	Reclassification of $116.6 million of other accrued liabilities to accrued compensation and benefits and operating lease current liabilities.

(c)	Reclassification of $19.4 million of other liabilities to deferred income taxes.

(d)	Reclassification of $65.5 million of other liabilities to operating lease liabilities.

(e)	Reclassification of $35.0 million of prepaid and other current assets to prepaid and refundable income taxes.

B)	Refer to the table below for a summary of adjustments made to present Coherent’s statement of operations for the three months ended September 30, 2021 to conform with that of II-VI’s:

(in 000’s)	Coherent Historical Consolidated Statements of Operations Line Items	II-VI Historical Consolidated Statements of Earnings (Loss) Line Items	Coherent Three Months Ended October 2, 2021	Reclassification		Coherent Reclassed Three Months Ended October 2, 2021

	Net sales	Revenues	$391,674	$-		$391,674
	Cost of sales	Cost of goods sold	239,838	(1,975)	(c)	237,863
	Research and development	Internal research and development	32,056	-		32,056
	Selling, general and administrative	Selling, general and administrative	78,754	4,032	(a) (c) (d)	82,786
	Merger and acquisition costs		1,473	(1,473)	(d)	-
	Amortization of intangible assets		584	(584)	(a)	-
	Interest income		97	(97)	(b)	-
	Interest expense	Interest expense	4,518	-		4,518
	Other-net	Other expense (income), net	4,812	(97)	(b)	4,715
	Provision for (benefit from) income taxes	Income tax expense (benefit)	8,678	-		8,678

(a)	Reclassification of $0.6 million of amortization of intangible assets to selling, general and administrative.

(b)	Reclassification of $0.1 million of interest income to other expense (income), net.

(c)	Reclassification of $2.0 million of amortization of intangible assets within cost of goods sold to selling, general and administrative.

(d)	Reclassification of $1.5 million of merger and acquisition costs to selling, general and administrative.

C)	Refer to the table below for a summary of adjustments made to present Coherent’s statement of operations for the year ended June 30, 2021 to conform with that of II-VI’s:

(in 000’s)	Coherent Historical Consolidated Statements of Operations Line Items	II-VI Historical Consolidated Statements of Earnings (Loss) Line Items	Coherent Year Ended July 3, 2021	Reclassification		Coherent Reclassed Year Ended July 3, 2021

	Net sales	Revenues	$1,412,545	$-		$1,412,545
	Cost of sales	Cost of goods sold	883,308	(8,227)	(c)	875,081
	Research and development	Internal research and development	121,031	-		121,031
	Selling, general and administrative	Selling, general and administrative	298,190	245,710	(a) (c) (d)	543,900
	Merger and acquisition costs		234,574	(234,574)	(d)	-
	Amortization of intangible assets		2,909	(2,909)	(a)	-
	Interest income		508	(508)	(b)	-
	Interest expense	Interest expense	18,015	-		18,015
	Other-net	Other expense (income), net	(9,851)	(508)	(b)	(10,359)
	Provision for (benefit from) income taxes	Income tax expense (benefit)	(15,003)	-		(15,003)

(a)	Reclassification of $2.9 million of amortization of intangible assets to selling, general and administrative.

(b)	Reclassification of $0.5 million of interest income to other expense (income), net.

(c)	Reclassification of $8.2 million of amortization of intangible assets within cost of goods sold to selling, general and administrative.

(d)

Reclassification of $234.6 million of merger and acquisition costs to selling, general and administrative. Included in Coherent’s merger and acquisition costs is a termination fee of $217.6 million related to the termination of a prior merger agreement. These costs will not affect the condensed combined statement of earnings (loss) beyond twelve months after the acquisition date.

Note 3 – Preliminary purchase price allocation

Estimated Aggregate Merger Consideration

The following table summarizes the preliminary estimated aggregate Merger Consideration for Coherent with reference to II-VI’s share price of $64.21 on November 9, 2021:

(in 000’s)	Amount

Estimated cash paid for outstanding Coherent common stock (i)	$5,416,219
Estimated shares of II-VI common stock issued to Coherent stockholders (ii)	1,438,526
Estimated converted Coherent RSUs attributable to pre-combination service (iii)	97,800
Estimated payment of Coherent debt (iv)	417,201
Estimated consideration for Coherent director RSUs (v)	1,700

Preliminary estimated aggregate merger consideration	$7,371,446

(i)

The cash component of the preliminary estimated aggregate Merger Consideration is based on 24,619,176 shares of outstanding Coherent common stock being exchanged and the $220.00 per share cash portion of the Merger Consideration.

(ii)

Value of estimated shares of II-VI common stock issued is based on 24,619,176 shares of outstanding Coherent common stock being exchanged and 0.91 of a share of II-VI common stock being issued at a closing share price of $64.21 on November 9, 2021.

(iii)

As discussed in “Description of the Coherent Acquisition,” certain equity awards of Coherent will be replaced by II-VI’s equity awards with similar terms. The portion of the estimated fair value of II-VI’s equity awards attributable to the pre-combination service period represents aggregate Merger Consideration. The remainder of the fair value will be recognized as compensation expense subsequent to the Coherent Acquisition.

(iv)	The estimated cash paid by II-VI to settle Coherent’s Euro Term Loan and outstanding line of credit borrowings of $407.2 million and $10.0 million, respectively.

(v)

Estimated consideration for Coherent director RSUs represents the settlement of Coherent RSUs granted to members of the Coherent board. The estimated consideration consists of $1.3 million in cash consideration and $0.4 million in consideration in shares of II-VI common stock.

The preliminary estimated aggregate Merger Consideration could significantly differ from the amounts presented due to movements in the II-VI share price up to the closing date. A sensitivity analysis related to the fluctuation in the II-VI share price was performed to assess the impact a hypothetical change of 10% on the closing price of II-VI common stock on November 9, 2021 would have on the estimated preliminary aggregate Merger Consideration as of the closing date and a corresponding adjustment to goodwill recognized on the opening balance sheet:

	Stock Price	Total Estimated Consideration
10% increase	$70.63	$7,515,298
10% decrease	$57.79	$7,227,593

Preliminary Aggregate Merger Consideration Allocation

The assumed accounting for the Coherent Acquisition, including the preliminary aggregate Merger Consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Coherent, II-VI used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. II-VI is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the Coherent Acquisition. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that II-VI believes are reasonable under the circumstances. The purchase price adjustments relating to the Coherent and II-VI combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the preliminary aggregate Merger Consideration allocation, as if the Coherent Acquisition had been completed on September 30, 2021:

(in 000’s)	Amount
Assets:
Cash and cash equivalents	$456,534
Restricted cash	1,527
Accounts receivable	249,389
Inventories (i)	484,543
Prepaid and other current assets	79,594
Other intangible assets (ii)	2,465,749
Property, plant & equipment (iii)	336,960
Non-current restricted cash	4,460
Deferred income taxes	176,851
Other assets	128,886
Goodwill	4,163,382
Liabilities:
Current portion of long-term debt	3,423
Accounts payable	104,539
Accrued compensation and benefits	101,380
Operating lease current liabilities	15,230
Accrued income taxes payable	20,991
Other accrued liabilities	121,680
Long-term debt	29,371
Deferred income taxes	586,441
Operating lease liabilities	65,479
Other liabilities	127,895

Estimated preliminary aggregate acquisition consideration	$7,371,446

(i)

The unaudited pro forma condensed combined balance sheet has been adjusted to record Coherent’s inventories at a preliminary fair value of approximately $484.5 million, an increase of $92.3 million from the carrying value. The unaudited pro forma condensed combined statement of earnings (loss) for the year ended June 30, 2021 has been adjusted to recognize additional cost of goods sold related to the increased basis. The additional costs are not anticipated to affect the condensed combined statements of earnings (loss) beyond twelve months after the acquisition date.

(ii)	Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

(in 000’s)	Preliminary Fair Value	Estimated Useful Life
Preliminary fair value of intangible assets acquired:
Trade names and trademarks	$103,200	5.8 years
Customer relationships	777,688	10.5 years
Developed technology	1,584,861	8.5 years

Intangible assets acquired	$2,465,749

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $7.0 million for the three months ended September 30, 2021 and $27.8 million for the year ended June 30, 2021. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Coherent Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

(iii)

The unaudited pro forma condensed combined balance sheet has been adjusted to record Coherent’s property, plant and equipment (consisting of land, buildings and improvements, equipment, furniture and fixtures, and leasehold improvements) at a preliminary fair value of approximately $337.0 million, an increase of $34.3 million from the carrying value. The unaudited pro forma condensed combined statements of earnings (loss) have been adjusted to recognize additional depreciation expense related to the increased basis under cost of goods sold. The additional depreciation expense is computed with the assumption that the various categories of assets will be depreciated over a useful life of 10-15 years on a straight-line basis.

Note 4 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Reflects adjustment to cash and cash equivalents:

(in 000’s)	Amount
Pro forma transaction accounting adjustments:
II-VI transaction costs (i)	$(36,800)
Coherent transaction costs (i)	(71,097)
Cash paid to settle Coherent director RSUs (ii)	(1,300)
Payment of Coherent debt (iii)	(417,201)
Cash paid for outstanding Coherent common stock	(5,416,219)

Net pro forma transaction accounting adjustment to cash and cash equivalents	$(5,942,617)

Pro forma transaction accounting adjustments - financing:
Cash from new debt financing, net of debt issuance costs (v)	$4,522,532
Cash from issuance of II-VI Series B convertible preferred stock, net of equity issuance costs	1,358,000
Payment of II-VI debt and accrued interest (iv)	(1,041,942)

Net pro forma transaction accounting adjustment - financing to cash and cash equivalents	$4,838,590

(i)	These costs consist of legal advisory, financial advisory, accounting and consulting costs.

(ii)	One-time payment to settle equity awards for directors, as described in Note 3 above.

(iii)	The estimated cash paid by II-VI to settle Coherent’s Euro Term Loan and outstanding line of credit borrowings of $407.2 million and $10.0 million, respectively.

(iv)	The estimated cash paid to settle II-VI’s senior secured first-lien term A loan facility with Bank of America including accrued interest.

(v)	The cash from the Debt Financing, net of debt issuance costs includes the $20.8 million payment of debt issuance costs related to the Bridge Loan Facility, as reflected in Note 4(j) below.

(b)	Reflects the preliminary purchase accounting adjustment for inventories based on the acquisition method of accounting.

(in 000’s)	Amount
Pro forma transaction accounting adjustments:
Elimination of Coherent’s inventories - carrying value	$(392,241)
Preliminary fair value of acquired inventories	484,543

Net pro forma transaction accounting adjustment to inventories	$92,302

Represents the adjustment of acquired inventories to its preliminary estimated fair value. After the closing, the step up in inventories to fair value will increase cost of goods sold as the inventories are sold, which for purposes of these pro forma financial statements is assumed to occur within the first year after the Coherent Acquisition.

(c)

Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting. Refer to Note 3 above for additional information on the acquired intangible assets expected to be recognized.

(in 000’s)	Amount

Pro forma transaction accounting adjustments:
Elimination of Coherent’s historical net book value of intangible assets	$(14,740)
Preliminary fair value of acquired intangibles	2,465,749

Net pro forma transaction accounting adjustment to intangible assets, net	$2,451,009

(d)

Preliminary goodwill adjustment of $4,058.1 million which represents the elimination of historical goodwill and excess of the estimated aggregate Merger Consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed.

(in 000’s)	Amount

Pro forma transaction accounting adjustments:
Elimination of Coherent’s historical goodwill	$(105,261)
Goodwill per purchase price allocation (Note 3)	4,163,382

Net pro forma transaction accounting adjustment to goodwill	$4,058,121

(e)

Reflects the originating deferred taxes resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on the applicable statutory tax rate with the respective estimated purchase price allocation. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Coherent Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(f)

Reflects the term loan facility, net of unamortized debt issuance costs and original issue discount, to fund a portion of the Coherent Acquisition. The adjustment to current and long-term debt is comprised of the following items:

(in 000’s)	Amount

Pro forma transaction accounting adjustments:
Settlement of Coherent’s Euro term loan and outstanding line of credit borrowings	$(411,401)

Net pro forma transaction accounting adjustments to debt	$(411,401)

Pro forma transaction accounting adjustments to debt:
Current portion of long-term debt	$(14,972)
Long-term debt	$(396,429)
Pro forma transaction accounting adjustments – financing:
Gross proceeds from new debt financing:
Revolving credit facility	$-
Term Loan A	850,000
Term Loan B	2,800,000
High yield bonds	990,000
Debt issuance costs related to new debt financing (iii)	(96,657)

Net proceeds from new debt financing	$4,543,343
Settlement of II-VI debt (and accrued interest)	(1,018,469)

Net pro forma transaction accounting adjustments - financing to debt	$3,524,874

Pro forma transaction accounting adjustments - financing to prepaid and other current assets & other assets:
Other assets (i)	$5,799
Pro forma transaction accounting adjustments - financing to debt:
Other accrued liabilities (ii)	$(42)
Current portion of long-term debt	$(1,798)
Long-term debt	$3,532,513

(i)	Other assets represent $5.8 million of fees related to the establishment of the $350.0 million senior secured revolving credit facility pursuant to the debt commitment letter.

(ii)	Other accrued liabilities represent accrued interest on the senior secured first-lien term A loan facility with Bank of America.

(iii)

An additional “ticking fee” will accrue on the Term Loan B if the Term Loan B is not syndicated prior to December 15, 2021. For the purposes of these unaudited condensed combined pro forma financial statements, the “ticking fee” is not included.

(g)

Reflects the issuance of shares of II-VI Series B-2 convertible preferred stock in the Equity Financing reflected in mezzanine equity as the Series B-2 preferred stock is redeemable for cash outside of the control of II-VI.

(in 000’s)	Amount

Pro forma transaction accounting adjustments - financing:
II-VI Series B-2 preferred stock issuance	$1,400,000
Less: Equity issuance costs	(42,000)

Net pro forma transaction accounting adjustment to preferred stock	$1,358,000

(h)	Reflects the elimination of Coherent’s historical common stock and the common stock consideration component of the Coherent Acquisition.

(in 000’s)	Amount

Pro forma transaction accounting adjustments:
Elimination of Coherent’s historical common stock	$(244)
Estimated shares of II-VI common stock issued to Coherent stockholders	1,438,526
Estimated converted Coherent RSUs attributable to pre-combination services	97,800
Estimated consideration for Coherent director RSUs	400

Net pro forma transaction accounting adjustment to common stock	$1,536,482

(i)	Reflects the elimination of Coherent’s historical additional paid-in capital.

(j)

Reflects the elimination of Coherent’s retained earnings, write-off of II-VI debt issuance costs associated with the senior secured first-lien term A loan facility with Bank of America, and the payment of transaction costs.

(in 000’s)	Amount

Pro forma transaction accounting adjustments:
Elimination of Coherent’s retained earnings	$(765,624)
II-VI’s transaction accounting costs (i)	(36,800)
Coherent’s transaction accounting costs (i)	(71,097)
Net pro forma transaction accounting adjustments to retained earnings	$(873,521)

Pro forma transaction accounting adjustments - financing:
Write-off of II-VI debt issuance costs	$(23,473)
Bridge Loan Facility fees	(20,811)

Net pro forma transaction accounting adjustments - financing to retained earnings	$(44,284)

(i)	These costs consist of financial advisory, legal advisory, accounting and consulting costs.

(k)	Reflects the elimination of Coherent’s historical accumulated other comprehensive loss.

(l)	Reflects the preliminary purchase accounting adjustment for property, plant and equipment based on the acquisition method of accounting.

(in 000’s)	Amount

Pro forma transaction accounting adjustments:
Elimination of Coherent’s historical net book value of property, plant & equipment	$(302,613)
Preliminary fair value of acquired property, plant & equipment	336,960

Net pro forma transaction accounting adjustments to property, plant & equipment	$34,347

Note 5 – Pro Forma Adjustments to the Unaudited Condensed Combined Statements of Earnings (Loss)

(A)

Adjustments included in the Coherent Transaction Accounting Adjustments column and Transaction Accounting Adjustments – Financing column in the accompanying unaudited pro forma condensed combined statements of earnings (loss) for the three months ended September 30, 2021 and fiscal year ended June 30, 2021 are as follows:

(a) Reflects the adjustments to cost of goods sold, including the preliminary incremental stock-based compensation expense for II-VI replacement equity awards, estimated fair value of inventories recognized through cost of goods sold during the first year after the Coherent Acquisition and the incremental depreciation expense from the fair value adjustment to property, plant and equipment.

(in 000’s)	For the Three Months Ended September 30, 2021	For the Year Ended June 30, 2021

Pro forma transaction accounting adjustments:
Removal of historical Coherent stock-based compensation expense	$(1,694)	$(7,865)
Record stock-based compensation expense	1,360	11,220
Inventory step-up flowing through cost of goods sold (i)	-	92,302
Property, plant and equipment depreciation step-up	719	2,875

Net pro forma transaction accounting adjustment to cost of goods sold	$385	$98,532

(i)	These costs are non-recurring in nature and not anticipated to affect the condensed combined statements of earnings (loss) beyond twelve months after the acquisition date.

(b) Reflects the adjustments to internal research and development expenses associated with the preliminary incremental stock-based compensation expense for II-VI replacement equity awards.

(in 000’s)	For the Three Months Ended September 30, 2021	For the Year Ended June 30, 2021

Pro forma transaction accounting adjustments:
Removal of historical Coherent stock-based compensation expense	$(1,134)	$(4,883)
Record stock-based compensation expense	880	7,260

Net pro forma transaction accounting adjustment to internal research and development expense	$(254)	$2,377

(c) Reflects the adjustments to selling, general and administrative expenses (“SG&A”) including the amortization of the estimated fair value of intangibles, the preliminary incremental stock-based compensation expense for II-VI replacement equity awards and the estimated transaction costs expensed.

(in 000’s)	For the Three Months Ended September 30, 2021	For the Year Ended June 30, 2021

Pro forma transaction accounting adjustments:
Removal of historical Coherent amortization of intangible assets	$(2,559)	$(11,136)
Amortization of intangible assets	69,617	278,467
Removal of historical Coherent stock-based compensation expense	(7,152)	(32,388)
Record stock-based compensation expense	5,760	47,520
Expected transaction expenses (i)	-	107,897

Net pro forma transaction accounting adjustment to SG&A	$65,666	$390,360

(i)

Represents additional transaction costs to be incurred by II-VI and Coherent subsequent to September 30, 2021. These costs will not affect the Company’s condensed combined statements of earnings (loss) beyond 12 months after the acquisition date.

(d) Reflects the expense related to the financing and amortization of issuance costs related to the Coherent Acquisition:

(in 000’s)	For the Three Months Ended September 30, 2021	For the Year Ended June 30, 2021

Pro forma transaction accounting adjustments:
Remove historical Coherent interest expense (i)	$(4,340)	$(17,791)

Net pro forma transaction accounting adjustments to interest expense	$(4,340)	$(17,791)

Pro forma transaction accounting adjustments - financing:
Extinguishment of II-VI unamortized debt issuance costs (ii)	$-	$32,174
Remove historical II-VI interest expense (i)	(5,687)	(27,602)
New interest expense on transaction financing:
Revolving Facility (iii)	290	1,160
Term Loan A (iii)	6,265	25,561
Term Loan B (iii)	25,727	102,251
High yield bonds (iii)	12,877	50,896
Bridge Loan Facility (iv)	-	20,811

Net pro forma transaction accounting adjustments - financing to interest expense	$39,472	$205,251

(i)

This pro forma transaction accounting adjustment reflects the removal of historical interest expense associated with Coherent’s existing indebtedness which will be extinguished upon consummation of the Coherent Acquisition. The pro forma transaction accounting adjustment – financing reflects the removal of historical interest expense associated with the paydown of II-VI’s existing indebtedness related to the legacy senior secured first-lien term A loan facility and senior secured first-lien revolving credit facility with Bank of America.

(ii)	The extinguishment of II-VI’s unamortized debt issuance costs will not affect the condensed combined statements of earnings (loss) beyond twelve months after the acquisition date.

(iii)

The new interest expense on transaction financing adjustments included in the unaudited pro forma condensed combined statements of earnings (loss) reflect the interest expense and amortization of debt issuance costs associated with new debt from the commitment parties. Interest was recognized for Term Loan A, Term Loan B, and the high yield bonds using the effective interest method with the rate equal to the Adjusted LIBO Rate plus 2.25% per annum for Term Loan A, Adjusted LIBO Rate plus 2.875% per annum for Term Loan B, and 5% for the high yield bonds. The costs incurred to secure the revolving credit facility are amortized on a straight-line basis over the five-year term of the commitment. For the purposes of these unaudited condensed combined pro forma financial statements, the Adjusted LIBO Rate is assumed to have a 50 basis point floor.

(iv)

The Bridge Loan Facility will not be drawn upon as the high yield bonds will serve as permanent financing. The costs incurred to secure the Bridge Loan Facility is charged to interest expense. This cost is non-recurring in nature and will not affect the condensed combined statements of earnings (loss) beyond twelve months after the acquisition date.

A sensitivity analysis on interest expense for the year ended June 30, 2021 and the three months ended September 30, 2021 has been performed to assess the effect of a 12.5 basis point change of the hypothetical interest on the debt financing. The following table shows the change in the interest expense for the debt financing transaction described above:

(in 000’s)	For the Three Months Ended September 30, 2021	For the Year Ended June 30, 2021

Interest expense assuming:
Increase of 0.125%	$1,120	$4,481
Decrease of 0.125%	$(1,120)	$(4,481)

(e) To record the income tax impact of the pro forma adjustments utilizing a statutory income tax rate in effect of 22% for the year ended June 30, 2021 and for the three months ended September 30, 2021. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Coherent Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(f) Reflects the adjustment to record the dividends to holders of shares of II-VI Series B convertible preferred stock, which accrue dividends at a 5% annual rate, compounding on a quarterly basis regardless of whether or not there are earnings or profits as well as accretion related to the equity issuance costs of the shares of II-VI Series B convertible preferred stock in the Equity Financing. The dividends and accretion related to the II-VI Series B convertible preferred stock are as follows:

(in 000’s)	For the Three Months Ended September 30, 2021	For the Year Ended June 30, 2021

Pro forma transaction accounting adjustments - financing:
Incremental dividends on II-VI Series B convertible preferred stock	$18,540	$99,949
Incremental accretion on II-VI Series B convertible preferred stock	1,135	5,942

Pro forma accounting adjustment - financing to dividends and accretion on redeemable preferred stock	$19,675	$105,891

(g) The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average shares of II-VI common stock and issuances of shares in connection with the Coherent Acquisition. In connection with the Coherent Acquisition, II-VI agreed to convert certain equity awards held by Coherent employees into II-VI equity awards. The pro forma basic and diluted weighted average shares outstanding are as follows:

(in 000’s)	For the Three Months Ended September 30, 2021	For the Year Ended June 30, 2021

Pro forma weighted average shares - basic and diluted
Historical II-VI weighted average shares outstanding	105,761	104,151
Public offerings	-	205
Issuance of shares to Coherent common stockholders	22,403	22,403
Replacement awards vesting	2,210	1,040

Pro forma weighted average shares - basic and diluted	130,374	127,799

(B)

Adjustments included in the Public Offerings Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined statements of earnings (loss) for the II-VI fiscal year ended June 30, 2021 are as follows:

(a) Reflects the removal of historical interest expense associated with the paydown of the senior secured term B loan facility with Bank of America which was extinguished through the public offerings. This represents interest expense recorded from July 1, 2020, the first day of II-VI’s fiscal year, to July 7, 2020, the date the public offerings were consummated.

(b) Reflects the income tax impact of the pro forma adjustments utilizing a statutory income tax rate in effect of 22% for the year ended June 30, 2021. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Coherent Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(c) Reflects the adjustments to record the dividends to shares of the II-VI Series A mandatory convertible preferred stock which accrue dividends at a 6% annual rate. This represents dividends recorded from July 1, 2020, the first day of II-VI’s fiscal year, to July 7, 2020, the date the public offerings were consummated.